Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made effective as of July 13, 2012, by and between Soren Mills (“Executive”), Guitar Center, Inc., a Delaware corporation (the “Company”), and Guitar Center Holdings, Inc., a Delaware corporation (“Holdings”), with reference to the following facts:

A.                                   Executive and the Company are parties to that certain Executive Severance Benefits Agreement dated as of January 3, 2011 (the “Severance Agreement”).

B.                                     Executive’s employment with the Company will end effective upon the Termination Date (as defined below).

C.                                     Section 2(e) of the Severance Agreement provides that as a condition to Executive’s receipt of any post termination benefits described therein, Executive shall be required to execute a release of all claims.

D.                                    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.                                       Termination Date.  Executive acknowledges that his employment with the Company will end effective as July 13, 2012 (the “Termination Date”).  Executive hereby resigns all of Executive’s positions at the Company and its affiliates as of the Termination Date.  Executive shall execute such additional documents as requested by the Company to evidence the foregoing.  Except as specifically contemplated herein, the Termination Date shall be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company.

2.                                       Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution hereof by both parties and Executive’s performance of his continuing obligations pursuant to this Agreement and the Severance Agreement, to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)                                  Base Salary.  Subject to Executive’s compliance with Sections 3, 4, 5, 6, 7 or 8 of the Severance Agreement, the Company shall continue to pay to Executive his base salary of $330,000 per annum (“Base Salary”) through the Termination Date and for the 13 paydays commencing on July 27, 2012 and ending on January 11, 2013 (the “Severance Period”) in accordance with the Company’s normal payroll practices, but subject to continuing compliance by Executive with the terms hereof.

(b)                                 Vacation.  The Company will pay Executive for his unpaid vacation bank of three weeks, in accordance with Company policy.

(c)                                  Car Allowance.  Executive’s car allowance will end effective as of the Termination Date.

(d)                                 Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date and in the course of performing Executive’s duties as an employee of the Company which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(e)                                  Stock Options.  Holdings and Executive are parties to stock option agreements representing Executive’s right to purchase an aggregate of 40,000 shares of common stock (the “Stock Option Agreements”).  Holdings and Executive acknowledge that any options granted under the Stock Option Agreements shall, as of the Termination Date, immediately terminate and be of no further force and effect.

(f)                                    Healthcare.  With respect to healthcare benefits, Executive and his family members shall continue to be enrolled in the Company’s healthcare plans until the Termination Date.  Thereafter, so long as Executive is eligible and elects coverage, the Company shall pay, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the monthly premium for Executive during the Severance Period.  After the Severance Period, Executive may, if eligible, elect to continue healthcare coverage at his expense under the provisions of COBRA. For the avoidance of doubt, the healthcare coverage provided during the Severance Period shall be counted against Executive’s applicable COBRA coverage period.

(g)                                 Taxes.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(h)                                 Sole Separation Benefit.  Executive agrees that the payments provided by this Agreement are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Severance Agreement.  Executive agrees that the Severance Agreement is hereby terminated, and except to the extent the provisions of the Severance Agreement are incorporated by reference in Section 11 of this Agreement, none of the provisions of the Severance Agreement shall have any further force or effect.  Executive further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

3.                                       Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

4.                                       General Release.  As a material inducement for the Company and Holdings to enter into this Agreement, and in exchange for the payments provided for herein, Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company and/or any of the Company’s related or affiliated entities or successors (including, without limitation, Holdings), or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind.  This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Executive’s relationship with the Company.  This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the California Fair Employment and Housing Act, Cal. Gov’t. Code §12900, et seq. (discrimination, including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual orientation; sexual or racial harassment and age); (6) the California Labor Code § 200, et seq. (salary, commission, compensation, benefits and other matters); (7) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (8) COBRA; (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (11) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (12) Title I of the Americans with Disabilities Act (disability discrimination); (13) California Labor Code Section 132(a) (discrimination based on filing a workers’ compensation claim); (14) California Civil Code § 1786, et seq. (investigation reports); (15) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; (16) the False Claims Act, 31 U.S.C. § 3729 et seq.; (17) the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; (18) the Sarbanes-Oxley Act of 2002; (19) the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a), 1199.5; (20) the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; (21) California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); (22) California Labor Code §§ 1102.5(a), (b) and 2802; (23) the California WARN Act, Cal. Lab. Code § 1400 et seq.; (24) the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; (25) the California Corporate Criminal Liability Act, Cal. Penal Code § 387; (26) any applicable California Industrial Welfare Commission Order (wage matters); (27) California Business & Professions Code Section 17200 or under any other unfair competition law; and (28) any other federal, state or local law of similar effect.  The matters that are the subject of the releases referred to in this Section 4 shall be referred to collectively as the “Released Matters.”

Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights: (1) Executive’s rights under this Agreement; (2) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (3) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment; and (4) Executive’s right, if any, to indemnity pursuant to Delaware General Corporation Law Section 145 or the Company’s bylaws.

5.                                       Acknowledgements Related to ADEA.  Executive understands and acknowledges that:

(a)                                  This Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Agreement, including rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

(b)                                 He has waived rights or claims pursuant to this Agreement and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c)                                  He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it.

(d)                                 He has been afforded a period of at least twenty one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty one (21) days, and waives the balance of the twenty-one (21) day period.

(e)                                  He may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired.  Executive understands that if he revokes this Agreement, he shall not be entitled to any of the benefits provided by this Agreement

6.                                       Transition, Consulting, Transfer of Company Property, Solicitation and Confidentiality.  Executive further agrees that:

(a)                                  Transition.  Each of the Company and the Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(b)                                 Post-Termination Cooperation.  From the Termination Date and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment).

(c)                                  Solicitation.  During the Severance Period, Executive will not attempt to induce, directly or indirectly, any present or future employee of the Company to abandon his or her employment with the Company and commence employment with any other employer.

(d)                                 Confidentiality.  In the course of employment with the Company, Executive has acquired confidential information and trade secrets concerning the Company’s past, present or future vendors, operations, plans, methods of doing business, projected and historical revenues, marketing, costs, production, growth and distribution, legal issues, pending claims and litigation, compromises and settlements of claims, legal positions and advice, and confidential business strategies.  Executive understands and agrees that it would be extremely damaging to the Company if such information were disclosed to a competitor or made available to any other person, corporation or other entity.  Executive understands and agrees that such information has been disclosed to Executive in confidence, that he will keep such information secret and confidential and that he will not in any way use, distribute or disclose such information.  The Company acknowledges that the restrictions imposed by this paragraph shall not apply to any information: (1) that is publicly disclosed by the Company; (2) that is independently developed by a party other than the Company other than on behalf of the Company; or (3) that is generally known to the public without breach of an agreement with the Company.  Executive further agrees that he will not use any confidential information and/or trade secrets obtained during Executive’s employment at the Company to solicit or participate in or assist in the solicitation of any employees, customers or vendors of the Company.  In view of the nature of Executive’s employment and the confidential information and trade secrets which Executive has received during the course of his employment, Executive also agrees that the Company would be irreparably harmed by any violation of this Agreement and that, therefore, the Company shall be entitled to an injunction prohibiting Executive from any violation of this Agreement, in addition to any other relief, including monetary damages, to which the Company may be entitled.  The obligations described in this paragraph shall continue in effect after the payment of the sums described herein.

(e)                                  Transfer of Company Property.  On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

7.                                       California Section 1542 Waiver.  Executive acknowledges that there is a risk that subsequent to the execution of this Agreement, he may incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with Executive’s employment or the termination thereof, but that is unknown or unanticipated at the time of the execution of this Agreement.  Executive does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with Executive’s employment or the termination thereof, as well as those currently known or anticipated.  Accordingly, Executive acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor and that he expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542 with respect to the Released Matters, and furthermore waives any rights that he might have to invoke said provisions or other States’ laws of similar effect now or in the future with respect to the releases contained herein.

8.                                       Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

9.                                       No Assignment.  Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any such purported assignment, subrogation or transfer, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

10.                                 Confidentiality of Agreement.  Executive agrees to keep the fact, terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than his spouse, attorneys and licensed tax and/or professional investment advisors (hereafter referred to as “Executive’s Confidants”), all of whom will be informed of and be bound by this confidentiality provision.  Neither Executive nor Executive’s Confidants shall disclose the fact, amount or terms of this Agreement to anyone including, but not limited to, any representative of any print, radio or television media, to any past, present or prospective applicant for employment with the Company, executive recruiter or “headhunter,” to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large.  Executive understands and agrees that any disclosure of information in violation of this confidentiality provision by Executive or by any of Executive’s Confidants would cause the Company injury and damage, the actual amount of which would be impractical or extremely difficult to determine, and therefore the Company may seek equitable relief, notwithstanding any arbitration obligations contained in this Agreement or the Severance Agreement.  Otherwise, any alleged violation of this confidentiality provision shall be resolved in accordance with the arbitration provisions herein.  Executive acknowledges that disclosure of this Agreement and its terms may be required of the Company or Holdings by applicable securities laws and regulations.  The terms of this Section shall not be applicable to Executive following public disclosure by the Company or Holdings.

11.                                 Incorporation By Reference.  Sections 3, 4, 5, 6, 7 and 8 of the Severance Agreement are incorporated herein by this reference, and Executive agrees that such sections remain in full force and effect as if entered into on the date hereof.  Executive agrees to promptly repay all amounts paid pursuant to Sections 2(a) above if the violates the provisions of this Agreement or such Sections of the Severance Agreement.

12.                                 Miscellaneous.  This Agreement is the entire agreement between the parties with regard to the subject matter hereof.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code and the related treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EXECUTIVE
DATED: July , 2012

Soren Mills

GUITAR CENTER, INC.
DATED: July , 2012

By:
Name:
Title:

GUITAR CENTER HOLDINGS, INC.
DATED: July , 2012

By:
Name:
Title:

S-1